                                                                   EXHIBIT 10.24

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

                                 (PETER J. LAKE)

                  EMPLOYMENT AGREEMENT (the "Agreement") dated as of February
27, 2003 by and between TRW Limited (the "Company") and Peter J. Lake
("Executive").

                  WHEREAS, Northrop Grumman Corporation and BCP Acquisition
Company L.L.C. ("BCP") have entered into a Master Purchase Agreement, dated as of November 18, 2002 (the "Purchase Agreement") pursuant to which, after giving effect to the transactions contemplated by the Purchase Agreement, TRW
Automotive Acquisition Corp. ("TRW Automotive") will be a subsidiary of BCP or one of its affiliates;

                  WHEREAS, Executive is currently employed by the business to be acquired by TRW Automotive pursuant to the Purchase Agreement (the "Business")
and TRW Automotive, the Company and BCP desire that Executive continue to be employed by the Business and to enter into this Agreement embodying the terms of
Executive's employment;

                  WHEREAS, Executive desires to continue to be employed by the
Business and to enter into this Agreement;

                  In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

                  1. Effectiveness; Term of Employment.

                           a. Effectiveness. This Agreement shall constitute a
binding agreement between the parties as of the date hereof; provided, that notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective only upon the Closing Date (as defined in the Purchase Agreement (such date being hereinafter referred to as the
"Effective Date")). In the event the Purchase Agreement is terminated for any reason without the Closing Date having occurred, this Agreement shall be terminated without further obligation or liability of either party.

                           b. Subject to the provisions of Section 7 of this
Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on December 31, 2005 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with January 1, 2006 and on each January 1 thereafter
(each an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

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                  2. Position.

                           a. During the Employment Term, the Company shall
employ the Executive as the Vice President, Sales and Business Development, TRW
Automotive. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer of TRW
Automotive (the "CEO"), a member of the Board of Directors of the Company (the
"Board"), and will report to the CEO.

                           b. During the Employment Term, Executive will devote
Executive's full business time and best efforts to the performance of
Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, that nothing herein shall preclude Executive, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, from accepting appointment to, or continuing to serve on, any board of directors or trustees of any business corporation or any charitable organization; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8.

                  3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $450,000, payable in regular installments in accordance with the Company's usual payment practices. The Board shall annually review Executive's base salary and Executive shall be entitled to such increases (but no decreases), if any, as may be determined in the sole discretion of the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

                  4. Annual Bonus. With respect to fiscal year 2003 (i.e., the fiscal year commencing January 1, 2003) and each fiscal year during the
Employment Term, Executive shall be eligible to earn an annual bonus award (an
"Annual Bonus") of up to ninety percent (90%) of Executive's Base Salary (the
"Target Annual Bonus") based upon the achievement of annual net income, EBITDA and cash flow targets established by the Board within the first three months of each fiscal year during the Employment Term. For fiscal year 2003, the Annual
Bonus will be based on the twelve-month period commencing January 1, 2003. For each fiscal year during the Employment Term, the Annual Bonus will be paid by the Company in accordance with past practice but no later than the 15th of April of the following year.

                  5. Employee Benefits. During the Employment Term, Executive
shall be entitled to participate in the Company's employee benefit plans
(including medical, disability, 401(k), life insurance and accidental death and dismemberment, but not including severance, bonus and incentive plans and TRW
Automotive's U.S. defined benefit pension plan) as in effect from time to time
(collectively "Employee Benefits"), on the same basis as those benefits are provided to other senior executives of the Company (other than the CEO), which currently include the employee benefits listed on Schedule 5A.

                  6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

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                  7. Termination. The Employment Term and Executive's employment hereunder may be terminated by the Company or Executive at any time and for any reason; provided, that Executive will be required to give the Company at least
60-days advance written notice of any resignation of Executive's employment.
Notwithstanding any other provision of this Agreement, the provisions of this
Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                         a. By the Company For Cause or By Executive Resignation
Without Good Reason.

                     (i) The Employment Term and Executive's employment
hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason
(as defined in Section 7(c)).

                     (ii) For purposes of this Agreement, "Cause" shall mean (A)
Executive's continued failure to work on a full-time basis and failure substantially to perform Executive's duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that it is understood that this Section 7(a)(ii) shall not permit the
Company to terminate Executive's employment for Cause because of dissatisfaction with the quality of services provided by, or disagreement with the actions taken by, Executive in the good faith performance of Executive's duties to the
Company, (B) Executive's conviction of, or plea of nolo contendere to a crime constituting a felony under the laws of the United States or any state thereof,
(C) Executive's willful malfeasance or willful misconduct in connection with
Executive's duties hereunder which has been injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (D) Executive's breach of the provisions of Sections 8 or 9 of this
Agreement, other than an insignificant breach of Section 9 as reasonably determined by the Company; provided, however, that no act or omission shall be
"willful" (1) to the extent taken by Executive at the direction of the CEO or the Board or (2) if effected with Executive's reasonable belief that such action or failure to act was in the Company's best interest. The Company shall be required to give Executive written notice of the event(s) constituting Cause for termination for purposes of this Agreement and, in the case of the event described in clauses (A) or (D) hereof, if curable without additional financial harm to the Company, Executive shall have 30 days after receipt from the Company of such notice to cure such event(s) constituting Cause.

                     (iii) If Executive's employment is terminated by the
Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                         (A) the Base Salary through the date of termination;

                         (B) any Annual Bonus earned but unpaid as of the date
              of termination for any previously completed fiscal year;

                         (C) reimbursement for any unreimbursed business
              expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                         (D) such employee benefits, if any, as to which
              Executive may be entitled under the employee benefit plans, programs or arrangements of the Company or its

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              affiliates pursuant to the terms of such plans, programs or arrangements (the amounts described in clauses (A) through (D)
              hereof being referred to as the "Accrued Rights").

                  Following such termination of Executive's employment by the
Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                         b. Disability or Death.

                     (i) The Employment Term and Executive's employment
hereunder shall terminate upon Executive's death and may be terminated by the
Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform
Executive's duties (such incapacity is hereinafter referred to as "Disability").

                     (ii) Upon termination of Executive's employment hereunder
for either Disability or death, Executive or Executive's estate (as the case may
be) shall be entitled to receive:

                         (A) the Accrued Rights; and

                         (B) a pro rata portion of any Annual Bonus, if any,
              that Executive would have been entitled to receive pursuant to
              Section 4 hereof for the fiscal year in which such termination occurs based upon the percentage of such fiscal year that shall have elapsed through the date of Executive's termination of employment (the "Pro Rata Bonus"), payable when such Annual Bonus would have otherwise been payable had Executive's employment not terminated.

                  Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this
Agreement.

                         c. By the Company Without Cause (Other than Due to
Death or Disability) Prior to a Change in Control or On or Following the First
Anniversary of such Change in Control or Due to Resignation by Executive for
Good Reason Prior to a Change in Control or On or Following the First
Anniversary of such Change in Control.

                     (i) The Employment Term and Executive's employment
hereunder may be terminated by the Company without Cause (other than due to death or Disability) prior to a Change in Control or on or following the first anniversary of such Change in Control or due to resignation by Executive for
Good Reason prior to a Change in Control or on or following the first anniversary of such Change in Control.

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                     (ii) For purposes of this Agreement, "Good Reason" shall
mean (A) the failure of the Company to pay or cause to be paid or provide
Executive's Base Salary, Annual Bonus or Employee Benefits when due hereunder,
(B) any requirement that Executive's principal office shall be located other than within the Michigan counties of Wayne, Oakland, Macomb and Wastenshaw, (C)
any adverse change in Executive's reporting relationship, (D) any material diminution for a period of at least 30 days in Executive's authority or responsibilities from those described in Section 2 hereof or (E) the Company's failure to provide to Executive Directors' and Officers' insurance which is comparable to that provided by other companies similar to the Company, as determined in the reasonable business judgment of the Board; provided, that the events described in clauses (A), (B), (C), (D) or (E) of this Section 7(c)(ii)
shall constitute Good Reason only if the Company fails to cure such event within
(1) ten (10) days after receipt from Executive of written notice of the event which constitutes Good Reason pursuant to clause (A) or (2) thirty (30) days after receipt from Executive of written notice of the event which constitutes
Good Reason pursuant to clauses (B), (C), (D) and (E).

                     (iii) If (x) Executive's employment is terminated by the
Company without Cause (other than by reason of death or Disability) prior to a
Change in Control or on or following the first anniversary of such Change in
Control, or (y) Executive resigns for Good Reason prior to a Change in Control or on or following the first anniversary of such Change in Control, Executive shall be entitled to receive:

                           (A) the Accrued Rights;

                           (B) subject to Executive's continued compliance with
              the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company),
              (x) continued payment of the Executive's Base Salary and (y) a monthly payment equal to Executive's Average Annual Bonus (as defined below) divided by twelve (12), for a period of eighteen
              (18) months following the date of such termination; provided, that
              Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than
              retirement benefit plans; and

                           (C) continued provision of a Company vehicle and
              medical, dental, life insurance and disability benefit coverage benefits provided at the level provided immediately prior to the date of such termination for a period of eighteen (18) months immediately following the date of such termination (the "Continued
              Benefits"); and

                           (D) the Pro Rata Bonus, payable when such bonus would
              have otherwise been payable had Executive's employment not terminated.

                  As used in this Agreement, "Average Annual Bonus" means the average of the Annual Bonuses earned by Executive with respect to each of the previously completed fiscal years occurring during the Employment Term (up to a maximum of the three most recently completed fiscal years) or, if such termination of employment occurs prior to December 31, 2003, Executive's Target
Annual Bonus.

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                     (iv) Notwithstanding any other provision of this Section
7(c), if Executive's employment is terminated prior to a Change in Control (as defined in Section 7(d)(ii)) but after the initial discussions with any "person"
or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the
Exchange Act) regarding a Change in Control (the "Discussion Period"), by the
Company (i) at the request of such person or group involved in the Change in
Control or (ii) without cause but otherwise in connection with or in anticipation of a Change in Control and such Change in Control subsequently occurs or if Executive resigns with Good Reason during the Discussion Period and such Change in Control subsequently occurs then, Executive shall also be entitled to (x) the payment of an amount equal to that provided in Section
7(d)(iii)(B)(2) as if Executive was terminated as of the consummation of such
Change in Control and (y) the payment of the unpaid severance in Section
7(c)(iii)(B), as soon as practicable, but in no event later than ten (10) days following such Change in Control.

                  Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) prior to a Change in Control or on or following the first anniversary of such Change in
Control, or by Executive's resignation for Good Reason prior to a Change in
Control or on or following the first anniversary of such Change in Control, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                         d. By the Company Without Cause (Other than Due to
Death or Disability) Following a Change in Control but Prior to the First
Anniversary of such Change in Control or Due to Resignation by Executive for
Good Reason Following a Change in Control but Prior to the First Anniversary of
such Change in Control.

                     (i) The Employment Term and Executive's employment
hereunder may be terminated (x) by the Company without Cause (other than due to death or Disability) following a Change in Control but prior to the first anniversary of such Change in Control or (y) due to resignation by Executive for
Good Reason following a Change in Control but prior to the first anniversary of such Change in Control.

                     (ii) For purposes of this Agreement, "Change in Control"
shall mean (A) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of TRW Automotive
Holdings Corp. ("Holdings") or TRW Automotive to any "person" or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act)
other than Automotive Investors L.L.C. ("AI") or any of its Affiliates (as
defined below), (B) any person or group, other than AI or any of its Affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings or TRW Automotive, including by way of merger, consolidation or otherwise and AI or any of its Affiliates cease to control the Board of Directors of Holdings (the "Holdings Board") or the Board
of Directors of TRW Automotive (the "TRW Automotive Board") or (C) any one or
series of related transactions after which any "person" or "group" (as defined above) (i) has, directly or indirectly, through any method or means, more voting power in Holdings or TRW Automotive than AI or any of its Affiliates or (ii) has the ability, directly or indirectly, through any method or means, to elect more members of the Holdings Board or the TRW Automotive Board than AI or any of its
Affiliates. For purposes of this Section 7(d)(ii), the term "Affiliate" means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with

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AI. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as used with respect to AI, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of
AI, whether through the ownership of voting securities, by agreement or otherwise.

                     (iii) If (x) Executive is terminated by the Company without
Cause (other than due to death or Disability) following a Change in Control but prior to the first anniversary of such Change in Control or (y) if Executive resigns with Good Reason following a Change in Control but prior to the first anniversary of such Change in Control, Executive will be entitled to receive:

                           (A) the Accrued Rights;

                           (B) subject to Executive's continued compliance with
              the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), a lump-sum payment, payable as soon as practicable, but in no event later than ten (10) business days, following such termination of employment, equal to the sum of (1) one-and-one-half (1.5) times the sum of (x) Executive's Base Salary and (y) Executive's Average
              Annual Bonus plus (2) the product of (I) the sum of (x) and (y)
              multiplied by (II) a fraction, the numerator of which is the number of months from the date of Executive's termination of employment until the first anniversary of the Change in Control and the denominator of which is twelve (12); provided, that
              Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than
              retirement benefit plans;

                           (C) the Continued Benefits; and

                           (D) the Pro Rata Bonus, payable when such bonus would
              have otherwise been payable had Executive's employment not terminated.

                  Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability)
following a Change in Control but prior to the first anniversary of such Change in Control, or by Executive's resignation for Good Reason following a Change in
Control but prior to the first anniversary of such Change in Control, except as set forth in this Section 7(d)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                          e. Expiration of Employment Term.

                     (i)  Election Not to Extend the Employment Term. In the
event either party elects not to extend the Employment Term pursuant to Section
1, unless Executive's employment is earlier terminated pursuant to paragraphs
(a), (b), (c) or (d) of this Section 7, Executive's termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the then-current Employment Term, without further extension.

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                     (ii) Continued Employment Beyond the Expiration of the
Employment Term. Unless the parties otherwise agree in writing, continuation of
Executive's employment with the Company beyond the expiration of the Employment
Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder. The restrictions of Section 8 will not apply if Executive's employment is terminated upon or subsequent to the expiration of the Employment Term.

                     (iii) Executive's Termination of Employment Upon or
Subsequent to the Expiration of the Employment Term. In the event that
Executive's employment with the Company is terminated upon the expiration of the
Employment Term due to the Company's election not to renew the Employment Term or by termination of an employment at-will relationship established subsequent to the expiration of the Employment Term by the Company without Cause, Executive will be entitled to receive the following:

                           (A) the Accrued Rights;

                           (B) subject to Executive's continued compliance with
              the provisions of Section 9 (except for insignificant breaches of
              Section 9 as reasonably determined by the Company), a lump-sum payment equal to the sum of Executive's Base Salary and
              Executive's Average Annual Bonus (as defined in Section 7(c)(iii))
              within ten (10) business days of the date on which Executive's employment is terminated; provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than retirement benefit plans;

                           (C) continued provision of a Company vehicle and
              medical, dental, life insurance and disability benefit coverage benefits provided at the level provided immediately prior to the date of such termination for a period of one (1) year immediately following the date of such termination; and

                           (D) the Pro Rata Bonus, payable when such bonus would
              have otherwise been payable had Executive's employment not terminated.

                  Following such termination of Executive's employment hereunder as a result of, or following, either party's election not to extend the
Employment Term, except as set forth in this Section 7(e)(i), Executive shall have no further rights to any compensation or any other benefits under this
Agreement.

                           f. Notice of Termination. Any purported termination
of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

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                           g. Board/Committee Resignation. Upon termination of
Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

                  8. Non-Competition.

                        a. Executive acknowledges and recognizes the highly
competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                     (i) During the Employment Term and, for a period of
eighteen (18) months following the date Executive ceases to be employed by the
Company (the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly solicit or assist in soliciting in competition with a Competitive Business (as defined in Section
8(a)(ii)(A)), other than solicitation or assistance on behalf of, a Permitted
Competitive Employer (as defined in Section 8(a)(ii)(E)), the business of any client or prospective client:

                        (A) with whom Executive had personal contact or dealings
              on behalf of TRW Automotive during the one year period preceding
              Executive's termination of employment;

                        (B) with whom employees reporting to Executive have had
              personal contact or dealings on behalf of TRW Automotive during the one year immediately preceding Executive's termination of employment; or

                        (C) for whom Executive had direct or indirect
              responsibility during the one year immediately preceding
              Executive's termination of employment.

                     (ii) During the Restricted Period, Executive will not
directly or indirectly:

                        (A) engage in any business that competes with any
              business of TRW Automotive or its subsidiaries that represents at least 10% of the consolidated revenues of TRW Automotive and its subsidiaries in any geographic area (including, without
              limitation, any business which TRW Automotive or its subsidiaries have specific plans to conduct in the future and as to which
              Executive is aware of such planning) (a "Competitive Business");

                        (B) enter the employ of, or render any services to, any
              Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

                        (C) acquire a financial interest in, or otherwise become
              actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

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                           (D) act to discourage, or attempt to discourage,
              business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its
              affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

                           (E) Notwithstanding the foregoing, this Section
              8(a)(ii) shall not preclude Executive from entering the employ of, rendering services to, acquiring a financial interest in, or otherwise becoming actively involved in, any Person (a "Permitted
              Competitive Employer") which engages in a Competitive Business if the gross revenues of all such Competitive Businesses of such
              Permitted Competitive Employer and its affiliates for the most recently completed fiscal year of the Permitted Competitive
              Employer did not equal or exceed $500,000,000.

                     (iii) Notwithstanding anything to the contrary in this
Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

                     (iv) During the Restricted Period, Executive will not,
whether on Executive's own behalf or on behalf of or in conjunction with any
Person, directly or indirectly (except to the extent any current or former employees described below are retained through general public advertisement):

                           (A) solicit or encourage any employee of the Company
              or its affiliates to leave the employment of the Company or its affiliates; or

                           (B) hire any such employee who was employed by the
              Company or its affiliates as of the date of Executive's
              termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company.

                           b. It is expressly understood and agreed that
although Executive and the Company consider the restrictions contained in this
Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

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                  9. Confidentiality; Intellectual Property.

                         a. Confidentiality.

                     (i) Executive will not at any time (whether during or after
Executive's employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the
Company and its subsidiaries and affiliates (other than their professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information - including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals - concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information")
without the prior written authorization of the Board. Notwithstanding anything in this Agreement to the contrary, Executive may disclose Confidential
Information to customers, suppliers, insurers, lenders, investors and other parties in the performance of his duties hereunder, provided that Executive reasonably believes such disclosure to be in the best interests of the Company.

                     (ii) "Confidential Information" shall not include any
information that is (a) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to
Executive by a third party without breach of any confidentiality obligation; or
(c) required by law to be disclosed; provided, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company or its affiliates to obtain a protective order or similar treatment. This Section
9(a)(ii) shall not be construed to preclude Executive from using his acquired knowledge, experience and expertise gained during the Employment Term in any subsequent employment, provided that such use does not include the disclosure or other use in any manner of Confidential Information.

                     (iii) Except as required by law, Executive will not
disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that
Executive may disclose to any prospective future employer the provisions of
Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

                     (iv) Upon termination of Executive's employment with the
Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in

                                                                              12

Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not
Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that
Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

                         b. Intellectual Property.

                     (i) If Executive has created, invented, designed,
developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials)
("Works"), either alone or with third parties, prior to Executive's employment by the Company, that are relevant to or implicated by such employment ("Prior
Works"), Executive hereby grants the Company and its affiliates a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company and its affiliates' current and future business. A list of all such material Works as of the date hereof is attached hereto as Exhibit A.

                     (ii) If Executive creates, invents, designs, develops,
contributes to or improves any Works, either alone or with third parties, at any time during Executive's employment by the Company and within the scope of such employment and/or with the use of any Company resources ("Company Works"),
Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company and its affiliates.

                     (iii) Executive shall take all requested actions and
execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

                     (iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or its affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to

                                                                              13

defend the Company and its affiliates and their officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.
Executive shall comply with all relevant policies and guidelines of the Company and its affiliates, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.
Executive acknowledges that the Company and its affiliates may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

                     (v) The provisions of Section 9 shall survive the
termination of Executive's employment for any reason.

                  10. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company and its affiliates would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company or TRW Automotive, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this
Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  11. Miscellaneous.

                         a. Governing Law. This Agreement shall be governed by
and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                         b. Entire Agreement/Amendments. This Agreement contains
the entire understanding of the parties with respect to the employment of
Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This
Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                         c. No Waiver. The failure of a party to insist upon
strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                         d. Severability. In the event that any one or more of
the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                         e. Assignment. This Agreement, and all of Executive's
rights and duties hereunder, shall not be assignable or delegable by Executive.
Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This
Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the

                                                                              14

Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

                         f. No Mitigation; No Set Off. Executive shall not be
required to mitigate the amount of any payment provided for pursuant to this
Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise. The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

                         g. Successors; Binding Agreement. This Agreement shall
inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                         h. Notice. For the purpose of this Agreement, notices
and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If to the Company:

                  Stratford Road
                  Solihul, West Midlands
                  B90 4AX England
                  Attention: General Counsel

                  If to Executive:

                  To the most recent address of Executive set forth in the
                  personnel records of the Company.

                         i. Executive Representation. Executive hereby
represents to the Company that the execution and delivery of this Agreement by
Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

                         j. Attorney's Fees. If Executive incurs legal fees and
expenses in an effort to secure, preserve or establish entitlement to compensation and benefits under this Agreement, the Company shall reimburse
Executive for such fees and expenses to the extent that the Executive substantially prevails in such dispute.

                         k. Indemnification. The Company shall indemnify and
hold Executive harmless, to the extent permitted by law, against judgments, claims, losses, damages, fines, amounts paid in settlement and expenses, including attorney's fees (paid quarterly)

                                                                              15

incurred by Executive, in connection with any action or proceeding (or any appeal from any action or proceeding) with respect to the Company or activities engaged in by Executive in the course of employment with the Company in which
Executive is made, or is threatened to be made, a party or a witness. Executive shall also be given the benefit of any directors and officers liability insurance policy that protects other senior executives of the Company.

                         l. Prior Agreements. This Agreement supercedes all
prior agreements and understandings (including verbal agreements) between
Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates, including, without limitation, the Expatriate Assignment Agreement, dated
November 28, 1998, by and between LucasVarity plc and Executive and the
Noncompete and Confidentiality Agreement, dated August 11, 1997, between
LucasVarity plc and Executive.

                         m. Cooperation. Executive shall provide Executive's
reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during
Executive's employment hereunder. This provision shall survive any termination of this Agreement.

                         n. Withholding Taxes. The Company may withhold from any
amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                         o. Counterparts. This Agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

TRW Limited                                    Peter J. Lake

/s/  David L. Bialosky                         /s/ Peter J. Lake
-------------------------------                --------------------------------
By: David L. Bialosky
Title: Attorney-in-Fact

                                    EXHIBIT A

                               LIST OF PRIOR WORKS

                                      None.

                                   SCHEDULE 5A

                                BENEFITS SUMMARY

         Deferred Compensation

         Participants can elect to defer amounts payable under either the Annual
Bonus or Long Term Incentive Plans up to 100% of the respective payouts.
Deferrals under the Plan are unfunded and the Executive's notional account is credited with investment income in accordance with the Executive's investment election. Investment elections mirror those available in the Company's 401(k)
Plan. Payouts can be deferred for either five or ten years or until retirement.
Executive is an unsecured creditor with respect to amounts deferred under this
Plan.

         Pension Scheme (U.K.)

         Continued participation in the Pension Scheme (U.K.) pursuant to the terms of such Plan.

         Benefits Equalization Plan

         A nonqualified benefit plan which allows participants to make-up deferrals, including the Company match, if any, to the Company's 401(k) Plan otherwise unavailable due to limitation under the Internal Revenue Code. The
Plan is unfunded with book investments which mirror those available within the
Company's 401(k) Plan. Executive is an unsecured creditor with respect to amounts deferred under this Plan.

         Company Vehicle

         A Company car allowance during the Employment Term sufficient to lease an automobile with a value of up to $50,000, and all expenses associated with the vehicle, paid for by the Company. Vehicles are turned in every three years.

         Financial Planning

         Financial counseling through AYCO via their Fast Track Program.

         TRW RetireeSelect Medical Plan

         Traditional benefit with a defined dollar benefit contribution formula based on years of service.

         Executive Health

         The plan provides for reimbursement of 100% of medical, dental and vision claims as defined as being deductible in accordance with IRS regulations.
There are no co-payments or deductibles under the plan, and participants are required to make contributions via payroll deductions.

         Life Insurance

         Coverage provided at 50% of covered compensation (generally base salary plus incentive compensation).

         Long-Term Disability

         Provides benefits in an amount equal to 40% of eligible compensation for those disabled in accordance with the terms of the Plan. Participants may enroll for an additional 20% of eligible compensation. Participant contributions are required for the additional benefit.